UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 26, 2005

QLT Inc. (Translation of registrant’s name into English)

British Columbia, Canada (Jurisdiction of Incorporation)	000-17082 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

887 Great Northern Way, Vancouver, B.C., Canada V5T 4T5 (Address and zip code of principal executive offices)

604.707.7000
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 415 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

In connection with the appointment of Robert L. Butchofsky as acting Chief Executive Officer, QLT plans to enter into a new employment agreement (the “Employment Agreement”) and a change of control agreement (the “Change of Control Agreement”) with Mr. Butchofsky, the terms of which are described below under Item 5.02.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On September 26, 2005, QLT announced that Robert L. Butchofsky, QLT’s senior vice president marketing and sales, had been elected acting Chief Executive Officer, effective immediately. Robert L. Butchofsky joined QLT in 1998 as Associate Director, Ocular Marketing and was appointed Vice President, Marketing and Sales Planning in September 2001. Mr. Butchofsky was promoted to Senior Vice President, Marketing and Sales Planning in early March of this year. Mr. Butchofsky was responsible for the ongoing marketing of Visudyne as well as the potential creation of a specialty sales force to market new products currently in development. Prior to joining QLT, Mr. Butchofsky spent eight years at Allergan where he built an extensive background with ocular products and Botox(R), including sales, health economics, worldwide medical marketing, and product management. Prior to joining Allergan, Mr. Butchofsky spent several years managing clinical trials at the Institute for Biological Research and Development. Mr. Butchofsky holds a Bachelor of Arts degree in Biology from the University of Texas and a Masters of Business Administration from Pepperdine University.

QLT plans to enter into a new employment agreement (the “Employment Agreement”) and a change of control agreement (the “Change of Control Agreement”) with Mr. Butchofsky. The Employment Agreement will set forth the terms of Mr. Butchofsky’s employment with the Company and will provide for, among other matters:

•	base salary of Cdn$520,000 per annum;

•	target bonus of 50% of base salary;

•	stock option grant to purchase 250,000 common shares as of September 26, 2005, 75,000 of which vest on the earlier of 6 months or termination without cause or resignation for good reason, and the remaining vest in equal increments monthly over 36 months;

•	one-time bonus of Cdn$100,000, paid immediately;

•	on termination without cause or resignation for good reason (which shall include the appointment of a Chief Executive Officer other than Mr. Butchofsky), other than in the event of a change of control, Mr. Butchofsky will be entitled to notice or severance in lieu of notice equal to 18 months base salary, plus one additional month base salary for each year after the first year that he serves as Acting CEO or CEO up to a maximum of 24 months; and

•	other perquisites afforded to employees of the Company.

The Change of Control Agreement is similar to the agreement that has been entered into with all executive officers of QLT, except that the severance payment is equal to 24 months. The change of control agreement provides that, in the event of termination by QLT of his employment without cause or by Mr. Butchofsky for good reason (as the terms “cause” and “good reason” are defined in the agreements) within a period of 24 months following a change of control in QLT, he will receive a severance payment equal to 24 months’ base salary, an annual cash incentive compensation entitlement (calculated at the maximum cash incentive compensation entitlement that would otherwise have been paid during the severance period), amounts in lieu of certain other health and retirement benefits for the severance period and relocation expenses. In addition, 100% of the then unvested options granted to Mr. Butchofsky will vest upon the occurrence of a change of control. A change of control includes an event in which any person acquires 35% or more of the voting securities of QLT, the sale of all or substantially all of the assets of QLT (other than to an affiliate of QLT or to an entity in which QLT’s shareholders held 65% of the voting securities prior to the sale), a merger or other reorganization involving QLT in which the original shareholders of QLT own less than 65% of the resulting merged entity, or a change in the majority of the Directors on the Board of QLT in any two consecutive years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

QLT Inc.

Date: September 29, 2005	/s/ Cameron Nelson Cameron Nelson Chief Financial Officer